Exhibit 10.19

ONKURE THERAPEUTICS, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Employees to (a) perform to the best of their abilities and (b) achieve the Company’s objectives.

2. Definitions.

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the authority of the Administrator (as defined in Section 3) under Section 4.4.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) that, from time to time and at the time of any determination, directly or indirectly, is in control of or is controlled by the Company.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Administrator establishes the Bonus Pool for each Performance Period.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or formal guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means a committee appointed by the Board (pursuant to Section 3) to administer the Plan.

2.7 “Company” means OnKure Therapeutics, Inc., a Delaware corporation, or any successor thereto.

2.8 “Company Group” means the Company and any Parents, Subsidiaries, and Affiliates.

2.9 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Administrator from time to time.

2.10 “Employee” means any executive, officer, or other employee of the Company Group, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Fiscal Year” means a fiscal year of the Company.

2.12 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e), in relation to the Company.

2.13 “Participant” means as to any Performance Period, an Employee who has been selected by the Administrator for participation in the Plan for that Performance Period and who has, if required by the Administrator, signed an acknowledgement of participation in a form provided by the Company.

2.14 “Performance Period” means such period of time for the measurement of any performance criteria that must be met to receive an Actual Award, as determined by the Administrator. A Performance Period may be divided into one or more shorter periods; for example, but not by way of limitation, the Administrator may measure some performance criteria over a twelve (12) month period and other performance criteria over a three (3) month period or periods within such twelve (12) month period.

2.15 “Plan” means this Executive Incentive Compensation Plan (including any appendix attached hereto), as may be amended from time to time.

2.16 “Section 409A” means Section 409A of the Code and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.17 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f), in relation to the Company.

2.18 “Target Award” means the target award, at one hundred percent (100%) of target level performance achievement, payable under the Plan to a Participant for a Performance Period, as determined by the Administrator in accordance with Section 4.2.

2.19 “Tax Withholdings” means the tax, social insurance and social security liability or premium obligations in connection with the awards under the Plan, including without limitation: (a) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company Group, (b) the Participant’s and, to the extent required by the Company Group, the fringe benefit tax liability of the Company Group associated with an award under the Plan, and (c) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such award under the Plan.

2.20 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company Group, including without limitation a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of a Parent, Subsidiary or Affiliate. For purposes of the Plan, transfer of employment of a Participant between any members of the Company Group (for example, between the Company and a Subsidiary) will not be deemed a Termination of Employment.

2.21 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific section of the Code will include the Treasury Regulation section or sections applicable to such section of the Code, any valid regulation or formal guidance of general or direct applicability promulgated under such section of the Code, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Treasury Regulation section or section of the Code.

3. Administration of the Plan.

3.1 Administrator. The Plan will be administered by the Board or a Committee (the “Administrator”). To the extent necessary or desirable to satisfy applicable laws, the Committee acting as the Administrator will consist of not less than two (2) members of the Board. The members of any Committee will be appointed from time to time by, and serve at the pleasure of, the Board. The Board may retain the authority to administer the Plan concurrently with a Committee and may revoke the delegation of some or all authority previously delegated. Different Administrators may administer the Plan with respect to different groups of Employees. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.

3.2 Administrator Authority. It will be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions. The Administrator will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures, appendices and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are non-U.S. nationals or employed outside of the U.S. or to qualify awards for special tax treatment under the laws of jurisdictions other than the U.S., (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Any determinations and decisions made or to be made by the Administrator pursuant to the provisions of the Plan, unless specified otherwise by the Administrator, will be in the Administrator’s sole discretion.

3.3 Decisions Binding. All determinations and decisions made by the Administrator and/or any delegate of the Administrator pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

3.4 Delegation by Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. Such delegation may be revoked at any time.

3.5 Indemnification. Each person who is or will have been a member of the Administrator will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit, or proceeding against such person, provided such person will give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

4. Selection of Participants and Determination of Awards.

4.1 Selection of Participants. The Administrator will select the Employees who will be Participants for any Performance Period. Participation in the Plan will be on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods. No Employee will have the right to be selected to receive an award under this Plan or, if so selected, to be selected to receive a future award.

4.2 Determination of Target Awards. The Administrator may establish a Target Award for each Participant (which may be expressed as a percentage of a Participant’s average annual base salary for the Performance Period or a fixed dollar amount or such other amount or based on such other formula or factors as the Administrator determines).

4.3 Bonus Pool. Each Performance Period, the Administrator may establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool (if a Bonus Pool has been established and funded). The Administrator may determine that a minimal level of achievement of applicable performance goals must be obtained by the Company to fund the Bonus Pool, and may waive any such requirements (in whole or in part, and with respect to any or all Participants).

4.4 Discretion to Modify Awards and Bonus Pool. Notwithstanding any contrary provision of the Plan, the Administrator, at any time prior to payment of an Actual Award, may: (a) increase, reduce or eliminate a Participant’s Actual Award, and/or (b) increase, reduce or eliminate the amount allocated to the Bonus Pool. The funding of the Bonus Pool (if any) may be below, at or above the target level of funding and the Actual Award may be below, at or above the Target Award, in each case, as determined by the Administrator. The Administrator may determine the amount of any increase, reduction, or elimination based on such factors as it deems relevant and will not be required to establish any allocation or weighting with respect to the factors it considers.

4.5 Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Administrator will determine the performance goals, if any, applicable to the funding of the Bonus Pool (if any) and/or any Target Award (or portion thereof) which may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; individual objectives such as peer reviews or other subjective or objective criteria; and other Company, division, unit or other subjective or objective criteria. As determined by the Administrator, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Administrator for one-time items or unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the Administrator determines relevant, including without limitation on an individual, Subsidiary, Parent, Affiliate, divisional, portfolio, project, business unit, segment or Company-wide basis. Any criteria used may be measured on such basis as the Administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against the performance of the Company as a whole or a segment of the Company and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the Target Award and/or a failure to fund the Bonus Pool, if any, established for the Performance Period, in each case, except as provided in Section 4.4. The Administrator also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the Administrator. Notwithstanding any contrary provision of the Plan, the Administrator, at any time prior to payment of an Actual Award, may add, remove or modify the performance goals, if any, applicable to any Target Award (or portion thereof) and/or any Bonus Pool (or portion thereof).

4.6 Appendices and Sub-Plans. The Administrator may determine, at any time prior to payment of an Actual Award, that any Target Award or Actual Award (or portion thereof) is subject to any special provisions set forth in a country-specific appendix (or portion thereof) or sub-plan made available to the Participant (as may be amended and/or restated from time to time) (each, an “Applicable Appendix”). If the Administrator determines that an Applicable Appendix applies, the terms and conditions of such Applicable Appendix will supplement, amend and/or supersede the terms of this Plan, provided, however, that, unless explicitly determined otherwise by the Administrator, no such terms or conditions shall be effective with respect to a Participant who is a U.S. taxpayer or otherwise whose Target Award or Actual Award is subject to Section 409A unless such terms and conditions would result in the terms of the Target Award or Actual

Award to such Participant remaining exempt or excepted from the requirements of Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Section 409A, or otherwise complying with Section 409A, in each case such that none of this Plan or any Target Award or Actual Award with respect to such Participant will be subject to the additional tax imposed under Section 409A.

5. Payment of Awards.

5.1 Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company Group. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which the Participant may be entitled.

5.2 Timing of Payment. Payment of each Actual Award will be made as soon as practicable after the end of the Performance Period to which the Actual Award relates and after the Actual Award is approved by the Administrator, but in no event after the later of (a) the fifteenth (15th) day of the third (3rd) month of the Company’s taxable year immediately following the Company’s taxable year in which the Participant’s Actual Award first becomes no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A, and (b) March 15 of the calendar year immediately following the calendar year in which the Participant’s Actual Award first becomes no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. Unless otherwise determined by the Administrator, to earn an Actual Award a Participant must be employed by the Company Group on the date the Actual Award is paid, and in all cases subject to the Administrator’s discretion pursuant to Section 4.4.

5.3 Form of Payment. Each Actual Award generally will be paid in cash (or its equivalent) in a single lump sum. The Administrator reserves the right to settle an Actual Award with a grant of an equity award with such terms and conditions, including any vesting requirements, as determined by the Administrator, provided that any such grant of an equity award is subject to all required approvals of the administrator of the equity incentive plan under which such equity award is to be granted.

5.4 Payment in the Event of Death or Disability. If a Termination of Employment occurs due to a Participant’s death or Disability prior to payment of an Actual Award that the Administrator has determined will be paid for a prior Performance Period, then the Actual Award will be paid to the Participant or the Participant’s estate, as the case may be, subject to the Administrator’s discretion pursuant to Section 4.4.

6. General Provisions.

6.1 Tax Matters.

6.1.1 Section 409A. It is the intent that this Plan be exempt from or comply with the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of U.S. Treasury Regulations Section 1.409A-2(b)(2). In no event will the Company Group have any liability, obligation, or responsibility to reimburse, indemnify or hold harmless any Participant or other Employee for any taxes, penalties or interest imposed, or other costs incurred, as a result of Section 409A.

6.1.2 Tax Withholdings. The Company Group will have the right and authority to deduct from any Actual Award all applicable Tax Withholdings. Prior to the payment of an Actual Award or such earlier time as any Tax Withholdings are due, the Company Group is permitted to deduct or withhold, or require a Participant to remit to the Company Group, an amount sufficient to satisfy any Tax Withholdings with respect to such Actual Award.

6.2 No Effect on Employment or Service. Neither the Plan nor any award under the Plan will confer upon a Participant any right regarding continuing the Participant’s relationship as an employee or other service provider to the Company Group, nor will they interfere with or limit in any way the right of the Company Group or the Participant to terminate such relationship at any time, free from any liability or claim under the Plan.

6.3 Forfeiture Events. The Administrator may specify when providing for an award under the Plan that the Participant’s rights, payments and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, without limitation, termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as an employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all awards under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under any applicable clawback policy of the Company Group that may be in effect at the time the Participant otherwise obtains a legally binding right to such award and any other clawback policy that the Company is required to adopt to comply with applicable laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company for all or a portion of the award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws, including without limitation any reacquisition right regarding previously acquired cash, shares or other property. Unless this Section 6.3 specifically is mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with a member of the Company Group.

6.4 Successors. All obligations of the Company under the Plan, with respect to awards under the Plan, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.5 Nontransferability of Awards. No award under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and except as provided in Section 5.4. All rights with respect to an award granted to a Participant will be available during the Participant’s lifetime only to the Participant.

7. Amendment, Termination, and Duration.

7.1 Amendment, Suspension, or Termination. The Administrator may modify, amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The modification, amendment, suspension or termination of the Plan will not, without the consent of the Participant, materially alter or materially impair any rights or obligations under any Actual Award earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of Plan. The Plan will commence on the First Effective Time (as defined in that certain Agreement and Plan of Merger dated May 10, 2024, among the Company, OnKure, Inc., and the other parties thereto, as may be amended from time to time), and subject to Section 7.1 (regarding the Administrator’s right to amend or terminate the Plan), will remain in effect thereafter until terminated.

8. Legal Construction.

8.1 Number. Unless otherwise indicated by the context, any term used in plural herein will include the singular and the singular will include the plural.

8.2 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

8.3 Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of Colorado, but without regard to its conflict of law provisions. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an award is the Participant’s consent to the jurisdiction of the State of Colorado, and agreement that any such litigation will be conducted in Boulder County, Colorado, or the federal courts for the United States for the District of Colorado, and no other courts, regardless of where a Participant’s services are performed. Notwithstanding the foregoing, an Applicable Appendix may provide that, with respect to the Participant, the Plan and one or more awards and determinations or actions taken under the Plan will be construed in accordance with and governed by, the country where the Participant permanently resides or, to the fullest extent permitted by applicable law, such other jurisdiction as the Applicable Appendix may provide, and may provide for consent to jurisdiction, and agreement that litigation will be conducted in, the country where the Participant permanently resides or, to the fullest extent permitted by applicable law, such other jurisdiction as the Applicable Appendix may provide.

8.4 Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulations section 2510.3-2(c) and will be construed and administered in accordance with such intention.

8.5 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

9. Compliance with Applicable Laws. Awards under the Plan (including without limitation the granting of such awards) will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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